Exhibit 16

November 4, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Two Harbors Investment Corp. under Item 4.01 of its Form 8-K/A dated November 4, 2009. We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree or disagree with other statements of Two Harbors Investment Corp. contained therein.

Very truly yours,

Marcum LLP